Exhibit 2.3

DEAN HELLER Secretary of State	STATE OF NEVADA	CHARLES E. MOORE Securities Administrator

RENEE L. PARKER Chief Deputy Secretary of State		SCOTT W. ANDERSON Deputy Secretory for Commercial Recordings
PAMELA RUCKEL Deputy Secretary for Southern Nevada	OFFICE OF THE SECRETARY OF STATE	ELLICK HSU Deputy Secretory for Elections

July 26, 2005

CERTIFIED COPY

Job Number; C20050725-1395

Reference Number:

Expedite:

Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary’s of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20050286595-42	Certificate of Designation

Respectfully

/s/ Dean Heller

DEAN HELLER

Secretary of State

By: Certification Clerk

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DEAN HELLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Entity # C149934-1996
Certificate of Designation	Document Number 20050286595-42
(PURSUANT TO NRS 78.1955)	Date Filed: 7/25/2005 1:30:29 PM
Dean Heller
Secretary of State

Certificate of Designation

For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.  Name of corporation:

Litfunding Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock:

A series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A 12% Convertible Preferred Stock (the "Series A Convertible Preferred Stock"), to consist of 2,000,000 shares of the Corporation's preferred shares (par value. $0.001 per share) of Series A, convertible into common stock at a conversion rate of two (2) shares of common for each one (1) share preferred, such series shall have the rights, preferences, limitations, restrictions and relative rights as set forth on. the continuation pages attached hereto.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.  Officer Signature:                 /s/ Morton Reed

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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LitFunding Corp.

Attachment to Certificate of Designations

for Series A 12% Convertible Preferred Stock

1.           Designation. A series. of Preferred Stock of the Corporation is hereby. designated "Series A 12% Convertible Preferred Stock" ["Series A Convertible Preferred Stock"), consisting of 2,000,000 shares.

2.           Priority. Shares of the Series A Convertible Preferred Stock shall rank Prior to the Corporation's Common Stock, $.001 par value per share ("Common. Stock, with, respect to the payment of dividends and upon liquidation. Other classes of preferred stock shall be subordinated to and shall rank junior to the. Series A Convertible Preferred Stock with respect thereto; provided, however, that holders of Series A Convertible Preferred Stock, by Vote or written consent of the holders of sixty-six and two-thirds percent (66 2/3%) or More of the then outstanding Series A Convertible Preferred Stock, may elect from time to time to allow other series or classes of preferred stock to rank senior to the. Series A Convertible Preferred Stock with respect to dividends, assets or liquidation, The Corporation may create additional classes of capital stock, increase the authorized number of shares of preferred stock or issue series of preferred stock which rank on a parity with the Series A Convertible Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Corporation ("Parity Stock") without the consent of any holder of Series A Convertible Preferred. Stock.

3. Dividends.

(a) Dividend rates on the shares of Series A Convertible Preferred Stock shall be at an annual rate of twelve percent (12%) annually. Dividends shall be cumulative (but not compounded) and accrue annually from the date of original issue of the Series A Convertible Preferred Stock and shall be payable, if, when, and as declared by the Board of Directors of the Corporation. Each dividend shall be paid to the holders of record of the Series A Convertible Preferred Stock as they shall appear on the stock register of the Corporation on such record date, not exceeding sixty (60) days nor less than ten (10) days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof If declared, dividends shall be payable in cash, or in shares of the Corporation's common stock, at the sole and absolute discretion of the Corporation.

(b) No dividends shall be payable on any shares of any class of the Corporation's capital stock racking junior and subordinate to the Series A Convertible Preferred Stock as to the payment of dividends, unless all accrued dividends on the Series A Preferred Stock to the record date of the proposed dividends on the junior and subordinate class shall have been paid or have been declared and an amount sufficient for the payment of those dividends resaved.

(c) Upon any conversion of any shares of Series A Convertible Preferred Stock, as described in Section 6 hereof, the holders thereof shall be entitled to receive in cash or in shares of the Corporation's common stock, at the sole discretion of the Corporation, any accumulated, accrued or unpaid dividends M. respect of such shares of the Series A, Convertible Preferred Stock.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Commotion, the holders of shares of the Series A Convertible Preferred Stock shall be entitled to receive, Out of the assets of the. Corporation, whether such assets are capital or surplus and whether or not any dividends as such are declared, an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of shares or series thereof ranking junior and subordinate to the Series A Convertible Preferred Stock with respect to the distribution of assets.

(b) For purposes of this Section 4, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Corporation, or the sale of all or substantially all of the assets of the Corporation, or any other corporate reorganization, in which consolidation, merger, sale of assets or reorganization the stockholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold more than filly percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization, in which case such consolidation, merger, sale of assets or reorganization shall not be treated as a liquidation, dissolution, or winding up within the meaning of this Section 4.

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LitFunding Corp.

Attachment to Certificate of Designations

for Series A 12% Convertible Preferred Stock

(c) Written notice of any voluntary or involuntary liquidation, absolution or winding up of the affairs of the Corporation, specifying a payment date and the place where the distributive amounts shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date elected therein, to the holders of, retard of the Series A Convertible Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

(d) No payment on account of such liquidation, dissolution or winding up of the affairs of the Corporation Shall be made to the holders of any class or series of capital stock ranking on a parity with the Series A. Convertible Preferred Stock in respect of the distribution of assets, unless there shall also be paid at the same time to the holders of the Series A Convertible Preferred Stock similar proportionate distributive amounts, ratably, in proportion to the fully distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

5. Voting. Rights. Except as specified in Sections 2 and 8 hereto the holders of Series A Convertible Preferred Stock shall not have any voting powers, either general or special.

6. Conversion. At any time after six (6) months from the date of purchase,, either the Corporation or any bolder of Series A Convertible Preferred Stock may convert all or any of the shame of Series A Convertible Preferred Stock held by such holder into fully paid and non-assessable shares of Common Stock as provided herein at the rate of two (2) shares of the Corporation's 5.001 par value common stock for every one (1) share of the Series A Convertible Preferred Stock. All accrued but unpaid dividends shall be converted to cash or additional common stock in the Corporation's sole and absolute discretion in accordance with Section 3, and at the fair market value, ("Fair Market Value"), of the Company's Common Stock, which shall be determined according to the following: (1) if the Company is listed on a national exchange or if the Common Stock is qualified for quotation on the Over-the-Counter Bulletin Board, the Fair Market Value of the Common Stock shall be determined by taking the average of the low ask and high bid prices of the Common Stock so quoted on the trading day immediately prior to the dividend payment date; or (ii) if the Company is not listed on a national exchange nor is the Common Stock eligible for quotation on any electronic medium, the Fair Market Value shall be the most recent price at which the Company issued its Common Stock to a non-affiliated purchaser.

If the outstanding shares of Common Stock are subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted, shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the number of shares of Common Stock which each share of Series A Convertible Preferred Stock may be converted into shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series. A Convertible Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the: holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock 'equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Convertible Preferred Stock immediately before the change.

If at any time or from time to time there is a capital reorganization of the Common Stock (other than subdivision, combination, consolidation, reclassification, substitution, or exchange of shares provided for elsewhere in this Section 6), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Convertible Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 6 shall be applicable after that event as nearly equivalent as may be practicable.

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LitFunding Corp.

Attachment to Certificate of Designations

for Series A 12% Convertible Preferred Stock

7. Status of Converted Stock. If any shares of Series A Convertible Preferred Stock are converted pursuant to Section 6, the shares so repurchased or converted shall be retired and shall thereafter have the status of authorized and unissued shares of Preferred Shares which may be reissued by the Corporation at any time as shares of any series of Preferred Shares.

8. Restrictions and Limitations

(a) At such time as any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series .A Convertible Preferred Stock:

(1) Redeem, purchase or otherwise acquire for value, any share or shares of Series A Convertible Preferred Stock, otherwise than by conversion in accordance with Section 6;

(ii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to the Series A Convertible Preferred Stock as to dividend tights and liquidation preferences;

(iii) Increase or decrease (other than by, conversion): the total number of authorized shares of Series A Convertible Preferred Stock,

(b) The Corporation shall not amend its Articles of Incorporation without the approval, by vote or written consent, by the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A Convertible Preferred Stock, if such amendment would amend, modify, annul, supersede, or otherwise change any of the rights, preferences, privileges of, or limitations provided for herein for the benefit of any shares of the Series A Convertible Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval by the holders of sixty-six and two-thirds percent (66 2/3%) of the Series A Convertible Preferred Stock, if such amendment would:

(i) Reduce the dividend rate on the Series A Convertible Preferred Stock provided for herein, or make such dividends noncumulative, or defer the date from which dividends will acorns, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A Convertible Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation;

(ii) Reduce the amount payable to the holders of the Series A Convertible Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up the Corporation, or change the relative seniority of the liquidation preferences of, the holders of the Series A Convertible Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the. Corporation; or

(iii) Cancel or modify the conversion rights of the Series A Convertible Preferred Stock provided for in Section 6.

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